Exhibit 99.A
News
For Immediate Release
El Paso Pipeline Partners Reports 20 Percent Increase in Second Quarter Earnings
HOUSTON, TEXAS, August 6, 2008—El Paso Pipeline Partners, L.P. (NYSE: EPB) is reporting today second quarter 2008 financial and operational results for the partnership.
Highlights:
•	Net Income increased to $23.0 million from $19.1 million in the second quarter of 2007

•	Earnings of $0.29 per common unit

•	Increased quarterly cash distribution to $0.2950 per unit, a 2.6 percent increase from first quarter 2008

•	Southern Natural Gas (SNG) placed the Cypress Phase II project into service in May—on time and on-budget

•	Two organic projects added to pipeline backlog in July
“We are pleased with our excellent performance this quarter and the partnership’s continued progress on expansion projects,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Recently, we added two new expansions, increasing our committed backlog to nine projects totaling more than $250 million, net to the partnership. This success, combined with our financial strength, provides a solid foundation for future growth.”

A summary of financial results for the quarter and six months ended June 30, 2008 and 2007 are as follows:
Financial Results

	Quarter Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per unit amounts)	2008	2007	2008	2007

Operating revenues	$34.6	$26.9	$68.3	$53.3
Operating expenses Operation and maintenance	7.0	2.4	15.2	13.6
Depreciation and amortization	6.7	3.8	12.9	7.6
Taxes, other than income	0.9	1.3	2.0	1.8

Operating income	20.0	19.4	38.2	30.3
Earnings from unconsolidated affiliates	7.1	—	22.2	—
Other income (expense), net	0.3	1.3	0.2	2.0

Earnings before interest expenses and taxes (EBIT)	27.4	20.7	60.6	32.3
Interest and debt expense	4.4	1.6	10.0	3.1

Net income	$23.0	$19.1	$50.6	$29.2

Net income per common unit	$0.29	—	$0.58	—
Financial Results
For the quarter and six months ended June 30, 2008, El Paso Pipeline Partners reported net income of $23.0 million and $50.6 million, respectively, compared with $19.1 million and $29.2 million, respectively, for the same periods in 2007.
EBIT for the quarter and six months ended June 30, 2008, was $27.4 million and $60.6 million respectively, compared with $20.7 million and $32.3 million, respectively, for the same 2007 periods. The increase in EBIT for both periods is due primarily to equity earnings from Colorado Interstate Gas (CIG) and SNG, and the Kanda lateral expansion, which went into service in January 2008.

Equity earnings from El Paso Pipeline Partner’s investments in CIG and SNG for the quarter and six months ended June 30, 2008, were $7.1 million and $22.2 million, respectively. The partnership began recording earnings from these investments following the contribution of the interests in CIG and SNG from El Paso Corporation in connection with its initial public offering.
Interest and Debt Expense
For the quarter and six months ended June 30, 2008, interest and debt expense was $4.4 million and $10.0 million, respectively. Interest and debt expense relates primarily to amounts borrowed under the partnership’s credit facility. Approximately $495 million was outstanding under the facility as of June 30, 2008.
Capital Projects
During the quarter and six months ended June 30, 2008, WIC invested $15.3 million and $57.7 million of growth capital, respectively, primarily for the Medicine Bow expansion during the second quarter and the Kanda lateral and Medicine Bow expansions year-to-date. Maintenance capital expenditures for the quarter and six months ended June 30, 2008, were $0.4 million and $1.0 million, respectively. In July, WIC announced its system expansion project, and CIG announced the Raton 2010 expansion project, providing incremental Rocky Mountain region pipeline capacity.
Increased Second Quarter Cash Distribution
On July 21, 2008, El Paso Pipeline Partners declared cash distributions of $0.2950 per unit for the second quarter of 2008, which is a 2.6 percent increase from $0.2875 paid for the first quarter 2008. The increase is the first for the partnership in only the second full quarter since formation. The cash distribution will be paid on August 14, 2008 on all outstanding units to holders of record as of the close of business on July 31, 2008.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast to review its second quarter 2008 results on August 6, beginning at 12:00 noon Eastern Time, 11:00 a.m. Central Time. The webcast may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 54966897) 10 minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through August 13, 2008, by dialing (800) 642-1687 (conference ID # 54966897). If you have any questions regarding the call-in procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its June 30, 2008, Form 10-Q, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly Reports on Form 10-Q and its 2007 Annual Report on Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.

El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.
El Paso Pipeline Partners uses the non-GAAP financial measure “Cash Available For Distribution” to measure its cash generation ability. The partnership defines Cash Available for Distribution as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, cash reserves, and other income and expenses, net, which primarily includes non-cash allowance for funds during construction and other non-cash items. Cash Available for Distribution does not reflect changes in working capital balances. Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s 10 percent share of distributions declared by CIG and SNG for the applicable period, less equity in earnings of CIG and SNG.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.
Non-GAAP Reconciliation Schedule

	Six Months Ended
	June 30,
	2008	2007
Net Income	$50.6	$29.2
Add: Interest and debt expense	10.0	3.1

EBIT	$60.6	$32.3
Add: Depreciation and amortization	12.9	7.6
Distributions declared by CIG and SNG	20.4	—
Less: Equity earnings from CIG and SNG	(22.2)	—

Adjusted EBITDA	$71.7	$39.9

Less: Cash interest expense, net	(10.1)
Maintenance capital expenditures	(1.0)
Other, net	(10.1)

Cash Available for Distribution	$50.5

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906